----------                                   --------------------
  FORM 3                                          OMB APPROVAL
----------                                   --------------------
                                             OMB Number:3235-0104
                                             Expires:  September
                                                     30, 1998
                                             Estimated average
                                             burden hours per
                                             response.........0.5
                                             --------------------

         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
-----------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Laidley             Forrest             David
     ________________________________________________
     (Last)              (First)             (Middle)

     1901 SOUTH MEYERS ROAD, SUITE 210
     ________________________________________________
                         (Street)

     OAKBROOK TERRACE    IL                  60181
     ________________________________________________
     (City)              (State)             (Zip)
-----------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

          JUNE 4, 1998

-----------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, is an entity (voluntary)

          N/A

-----------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

          VASCO DATA SECURITY INTERNATIONAL, INC.   (VDSI)

-----------------------------------------------------------------
5.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          _X_  Director                 ___  10% Owner
          _X_  Officer (give title      ___  Other (specify
                         below)                        below)

               Secretary
-----------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)



-----------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

=================================================================
     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
=================================================================
1.   Title of Security (Instr.4)

          COMMON STOCK, $.001 PAR VALUE

-----------------------------------------------------------------
2.   Amount of Securities Beneficially Owned (Inst.4)

          491,520

-----------------------------------------------------------------
3.   Ownership Form: Direct (D) or Indirect (I) (Instr.5)

          Direct

-----------------------------------------------------------------
4.   Nature of Indirect Beneficial Ownership (Instr. 5)

          N/A

-----------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 5(b)(v).

                                                       (Over)
                                                  SEC 1473 (7-97)

=================================================================
   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
     PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
=================================================================
1.   Title of Derivative Security (Instr. 4)

     A.   Option to Purchase
     B.   Option to Purchase
     C.   Option to Purchase
     D.   Option to Purchase
     E.   Option to Purchase
     F.   Option to Purchase
     G.   Option to Purchase
     H.   Option to Purchase
     I.   Option to Purchase
     J.   Option to Purchase

-----------------------------------------------------------------
2.   Date Exercisable and Expiration Date (Month/Day/Year)

          Date Exercisable         Expiration Date
          ----------------         ---------------
     A.          *                      04/21/08
     B.   Fully vested                  01/31/07
     C.   Fully vested                  04/15/06
     D.   Fully vested                  02/01/05
     E.   Fully vested                  02/01/04
     F.   Fully vested                  02/01/03
     G.   Fully vested                  02/01/02
     H.   Fully vested                  02/01/01
     I.   Fully vested                  02/01/00
     J.   Fully vested                  10/31/00

-----------------------------------------------------------------
3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)

          Title                    Amount or Number of Shares
          -----                    --------------------------
     A.   Common Stock                   8,000
     B.   Common Stock                  10,000
     C.   Common Stock                  10,000
     D.   Common Stock                  10,000
     E.   Common Stock                   5,000
     F.   Common Stock                   5,000
     G.   Common Stock                  10,000
     H.   Common Stock                  20,000
     I.   Common Stock                  30,000
     J.   Common Stock                   5,883

-----------------------------------------------------------------
4.   Conversion or Exercise Price of Derivative Security

     A.   $5.5625
     B.   $4.375
     C.   $4.25
     D.   $0.20
     E.   $0.25
     F.   $0.20
     G.   $0.1875
     H.   $0.1875
     I.   $0.1875
     J.   $6.00

-----------------------------------------------------------------
5.   Ownership Form of Derivative Security: Direct(D) or Indirect
     (I) (Instr. 5)

     A.   (D)
     B.   (D)
     C.   (D)
     D.   (D)
     E.   (D)
     F.   (D)
     G.   (D)
     H.   (D)
     I.   (D)
     J.   (D)

-----------------------------------------------------------------
6.   Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A

=================================================================
Explanation of Responses:

* Option vests 25% on date of grant and 25% on each subsequent anniversary of the date of grant.

=================================================================


               /s/ Forrest D. Laidley             June 3, 1998
               _______________________________    _______________
               **Signature of Reporting Person         Date

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See
          Instruction 6 for procedure.

                                                       Page 2
                                                  SEC 1473 (7-97)